                                                                     EXHIBIT 4.3

                                                                TO ANNUAL REPORT
                                                                    ON FORM 20-F

                        COMPREHENSIVE SERVICES AGREEMENT

                                 BY AND BETWEEN

                        GUANGZHOU RAILWAY (GROUP) COMPANY

                                       AND

                        GUANGSHEN RAILWAY COMPANY LIMITED

                          DATED AS OF NOVEMBER 15, 2004

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                                TABLE OF CONTENTS

Article 1    Scope of the Comprehensive Services...............................3
Article 2    Undertakings and Warranties.......................................4
Article 3    Transportation Services...........................................6
Article 4    Rail Line Maintenance Services...................................12
Article 5    Car Repair in Depot and Wheel Repair Services....................14
Article 6    Railway Materials Procurement Agency.............................17
Article 7    Settlement Services by the Railway Settlement Center.............18
Article 8    Hygienic and Anti-Epidemic and Convalescence Services............19
Article 9    Nursery and Kindergarten Services................................21
Article 10   Liabilities for Breach of Contract...............................22
Article 11   Miscellaneous Provisions.........................................22


                                       2
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      This Comprehensive Services Agreement (this "Agreement") is entered into this 15th day of November 2004 in Shenzhen by and between:

      (1) GUANGZHOU RAILWAY (GROUP) COMPANY (hereinafter referred to as "Party A"), a group company registered in Guangzhou of Guangdong Province with its enterprise legal person business license number being 4400001007908 and its legal address being at No. 151 First Zhongshan Road, Guangzhou; and

      (2) GUANGSHEN RAILWAY COMPANY LIMITED (hereinafter referred to as "Party B"), a joint-stock limited company registered in Shenzhen of Guangdong Province with its publicly-held shares being listed on Hong Kong Stock Exchange, its enterprise legal person business registration number being 19241166-3 and its legal address being at No. 1052 Heping Road, Shenzhen.

      For the purpose of the better provision of such services to Party B as transportation, rail line maintenance and repairs, materials procurement, medical care and epidemic prevention, accounts settlement, nurseries and kindergartens and any other related services so as to ensure the normal operation of Party B's transportation business, Party A and Party B hereby reach the following agreement after consultations and by adhering to the principle of equality:

                  ARTICLE 1 SCOPE OF THE COMPREHENSIVE SERVICES

      1.1 The services to be provided to Party B by Party A hereunder shall include transportation, rail line maintenance and repairs, locomotives and cars repair in depot, materials procurement on behalf of Party B, accounts settlement, hygienic and anti-epidemic services, nursery and kindergarten services and any other services that are consistent with the purposes of this Agreement (hereinafter referred to as the


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"Comprehensive Services").

      1.2 For purposes of this Agreement, unless otherwise expressly provided herein, references to "Party A" shall include Party A itself, and any company, entity and department (other than Guangshen Railway Enterprise Development Company, Guangzhou Railway Group Yangcheng Railway Company and any companies, entities or departments controlled or managed by it) that are owned, controlled, managed or used by Party A during the term of this Agreement, including any institutions, equipment, facilities, premises, buildings and employees that are owned, controlled, managed or used by such company, entity or department.

                      ARTICLE 2 UNDERTAKINGS AND WARRANTIES

      2.1 Party A agrees to provide the Comprehensive Services to Party B and its employees pursuant to this Agreement and hereby undertakes and warrants to Party B as follows:

            (a) Party A shall have complete and unrestricted ownership, control, management rights and use rights to any entity subordinate to it and that its rights, control, management and use, or the size, scope, quality or quantity of any of such entity shall not be reduced during the term hereof.

            (b) The quality, quantity and contents of any Comprehensive Services to be provided hereunder shall not be inferior to the standard of the same type of services, enjoyed by Party A itself and its employees prior to the date hereof and after the effectiveness hereof (if applicable), or provided to any third party by Party A after the effectiveness hereof.

            (c) Party A shall guarantee the quality of any Comprehensive Services to be


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                  provided to Party B hereunder and provide the Comprehensive
                  Services to Party B at the most competitive quality and price then available.

            (d) All fees received from Party B as specified herein for the Comprehensive Services provided hereunder shall not be used for any purpose other than the benefit of the entities that have actually provided the Comprehensive Services hereunder.

      2.2 Party B agrees to receive the Comprehensive Services from Party A pursuant to this Agreement and hereby undertakes and warrants to Party A as follows:

            (a) Party B shall pay Party A the fees actually incurred by Party A in the provision of the Comprehensive Services as specified hereunder.

            (b) Subject to any contrary provisions herein, any and all of the fees payable by Party B shall be prepaid by Party B by the month and settled by the quarter. Party B warrants that it shall pay Party A the fees payable by it at the payment date and in the amount specified herein and shall pay delay payment interest for any payment overdue at a rate of 0.03% for each day of delay.

      2.3 With respect to any fees that shall be settled by the month, the annual aggregate thereof shall be the total of the monthly payment for 12 months and the quarterly aggregate thereof shall be the total of the monthly payment for three months.

            In case Party B provides any services to Party A and shall receive any fees from Party A therefor, the above undertakings and warranties of one party to the other in respect of payment shall be equally applicable to both parties.

      2.4 References to "expenses", "complete costs" or "costs" shall mean costs inclusive of taxes and be composed of the "expenses" or "costs" set forth in the audited


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financial statements and the taxes and charges payable by the service provider for the service fees received by it. Such taxes and charges shall include business tax at a rate of 5%, urban construction tax at a rate of 7%, education surcharge at a rate of 3% and anti-flood dam building charge at a rate of 1.3-0/00.

            The party receiving services may, subject to a 30-day's prior notice to the party providing services, in conjunction with the party providing services, retain an accounting firm to audit the said costs and expenses, and the result of such audit shall be the conclusive evidence for the determination of the said costs and expenses.

      2.5 In order to ensure the effective, timely and full implementation of this Agreement, both parties shall cooperate with the other party and provide conveniences to the other party. Where there is any change to the circumstances under which the Comprehensive Services are provided, Party A shall promptly notify Party B thereof. Party B shall also have the right to make reasonable inquiries into Party A's specific entities or institutions who provide the relevant services.

      2.6 Both parties agree that this Agreement shall be valid for three years commencing from the effective date hereof.

                        ARTICLE 3 TRANSPORTATION SERVICES

      3.1 The transportation services to be provided by Party A to Party B hereunder shall include production coordination, safety management, dispatch and lease of passenger and freight trains.

            (a)   Party A warrants that it shall:

                  (i) provide Party B with the correctly prepared working diagrams for scheduled trains and locomotives;

                  (ii) work closely with and coordinate the efforts of relevant train


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                        operation departments and organize the balanced
                        operation of trains and ensure the supply of trains and locomotives;

                  (iii) utilize trains and locomotives economically and
                        rationally, accelerate the turnover of trains and locomotives, enhance the utilization efficiency of trains and locomotives and ensure the safe transportation; and

                  (iv) promptly and correctly handle relevant issues arising from the daily transportation operations so as to ensure the normal use of trains and locomotives and provide other dispatch services.

            (b) Both parties undertake and warrant that they will duly perform the formation plans, working diagrams, transportation proposals and daily shift working plans for trains and locomotives, accept the dispatch instructions and perform their respective work in the joint operation and cooperation between themselves according to the railway network.

            (c) All of the passenger and freight trains leased to Party B by Party A must be well-equipped and of a high quality, satisfy the conditions for operation, comply with the Railway Technical Procedures, the Technical Procedures for the Use of Passenger Trains, the Detailed Rules for Air-conditioned Passenger Trains and provisions in relevant rules and regulations of the Ministry of Railway as well as Party B's technical standards and requirements.

            (d) The rental payable by Party B to Party A for the lease of passenger and freight train from Party A shall be treated in accordance with the settlement methods published by the Ministry of Railway. The fees payable by Party B to Party A for the operation coordination, safety


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                  management and dispatch services shall be calculated according to the following formula:

                  fees payable by Party B to Party A for the operation coordination, safety management and dispatch services for any given year = settlement unit price for converted turnover volume x converted turnover volume accomplished by Party B for such given year, whereof, the "converted turnover volume" refers to the volume of passengers and freight accomplished by Party B calculated on the basis of the weight and the mileage of the freight carried by Party B and the number and mileage of passengers carried by Party B. The settlement unit price for the converted turnover volume is RMB 40/10,000 converted ton-kilometer.

                  Where any unusual circumstances occur that cause material changes to the fees to be charged by Party A for its transportation operation coordination, safety management, dispatch services, the settlement unit price shall be adjusted subject to mutual agreement between the parties.

      3.2 Party A's such wholly-owned subsidiaries as Huaihua Railway Company and Changsha Railway Company, and such controlled subsidiaries as Sanmao Railway Company, Guangmeishan Railway Co., Ld., Shichang Railway Co., Ltd. and Yuehai Railway Co., Ltd., will provide Party B with the transportation services including (but not limited to) the following and Party B will provide the same services to such subsidiaries of Party A:

            (a) passenger transportation services at railway stations including directing passengers' entrance into railway stations, departure waiting at railway stations, ticket verification and train boarding, and water supply services to incoming and outgoing trains;


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            (b)   use rights to rail lines;

            (c)   tractor services for both passenger and freight trains;

            (d) passenger trains (including air-conditioned cars, non-air-conditioned cars, buffet cars, power generation cars and luggage cars), car inspection conductors, and power generation and gas supply services for air-conditioned cars;

            (e)   train maintenance services;

            (f)   ticket sales agency;

            (g) any other services related to passenger and freight train transportation.

      3.3 Party A hereby undertakes that the above-mentioned transportation services provided to Party B by its above-listed wholly-owned subsidiaries including Huaihua Railway Company and Changsha Railway Company, and above-listed controlled subsidiaries including Sanmao Railway Company, Guangmeishan Railway Co., Ld., Shichang Railway Co., Ltd. and Yuehai Railway Co., Ltd., must comply with the relevant technical standards and requirements set by the Ministry of Railway; provided that where no such technical standards or requirements are available, such services must reach the service standards regularly applied in the railway industry.

      3.4 The rate of the fees payable for the services to be provided to Party B by Party A's wholly-owned subsidiaries including Huaihua Railway Company and Changsha Railway Company, and controlled subsidiaries including Sanmao Railway Company, Guangmeishan Railway Co., Ld., Shichang Railway Co., Ltd. and Yuehai Railway Co., Ltd. and for the services to be provided to such subsidiaries of Party A by Party B shall be determined according to the following order of priority:

            (a) with respect to any item of services for which there is a prevailing market


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                  price, the rate of the fees payable for such item of services shall be determined by and among the relevant parties based on such prevailing market price;

            (b) with respect to any item of services for which there is no prevailing market price but the Ministry of Railway has formulated settlement methods or set a uniform guiding price, the rate of the fees payable for such item of services shall be determined pursuant to such settlement methods or guiding price;

            (c) with respect to any item of services that cannot be determined pursuant to items (a) and (b) above, the rate of the fees for such item of services shall be equal to: complete costs of such item of services x (1+8% rate of profit).

      3.5 Party B agrees that Party A's controlled company, Guangdong Railway Youth Travel Service Co., Ltd. ("GRYTS"), shall contract to provide train conductor services to portion of the passenger trains operated by Party B. The specific train runs contracted to GRYTS shall be determined by and between such Party B and GRYTS on a case-by-case basis.

      3.6 The scope of the conductor services contracted to GRYTS shall include but not limited to the sale of tickets for, and operation of buffet business and sale of train commodities related to the relevant contracted passenger train runs.

      3.7 Revenues made by GRYTS from its sale and make-up sale of tickets for the relevant contracted passenger train runs shall be vested in Party B; revenues made by GRYTS from its sale of commodities and operation of buffet business on trains shall be vested in GRYTS. Expenses for the use and maintenance and repair of the contracted trains and the train expenses stipulated by the Ministry of Railway for such trains shall be


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paid by Party B. The train conductor services for the contracted trains shall be performed by GRYTS and the salaries of the conductors and any and all of the expenses incurred in the provision of the contracted conductor services for the contracted trains shall be paid by GRYTS; provided that, liabilities for bodily injury or death of any passenger on any of the contracted trains not attributable to GRYTS, shall be assumed by Party B.

      3.8 Party A hereby warrants that it will cause GRYTS to achieve the contracted ticket sales revenue target on the basis of safe transportation and observance of railway code of ethics. The contracted ticket sales revenue target shall be determined by Party B and GRYTS subject to mutual agreement on the basis of the specific train runs contracted to GRYTS. In case the actual ticket sales revenues made by GRYTS exceed the contracted ticket sales revenue target, the payment to GRYTS for its provision of the contracted conductor services hereunder shall be increased in proportion to the amount of the actual ticket sales revenue in excess of the ticket sales revenue target. On the contrary, in case the actual ticket sales revenues made by GRYTS fail to reach the contracted ticket sales revenue target, the payment to GRYTS for its provision of the contracted conductor services hereunder shall be reduced in proportion to the difference between the actual ticket sales revenue and the ticket sales revenue target. In case a force majeure event occurs during the term of the operation by GRYTS of the contracted conductor services and the ticket sales revenue for the contracted trains is materially and adversely affected thereby, the ticket sales revenue target may be reviewed and re-determined by and between Party B and GRYTS subject to mutual agreement between them after consultations.

      3.9 For the contracted conductor services and related train services provided by GRYTS, GRYTS shall receive from Party B service fees and a share of the revenue from the make-up sale of tickets. The fees for the provision of the conductor services and related services contracted to GRYTS hereunder shall be calculated on the basis of the


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conductor services/1000 train-kilometer (excluding the power generation cars), and shall be RMB 800/1000 train-kilometer for each passenger train conductor for the air-conditioned cars and RMB 400/1000 train-kilometer for each passenger train conductor for the non-air-conditioned cars. GRYTS shall be entitled to receive 30% of the revenue from the make-up sale of tickets as its share. The above fees shall be settled by the quarter and Party B and GRYTS shall confirm the settlement amount within 15 days as of the end of each quarter. Upon confirmation of the settlement amount, Party B shall pay the same within 10 days as of its receipt of the formal invoice from GRYTS.

                    ARTICLE 4 RAIL LINE MAINTENANCE SERVICES

      4.1 Party A shall, upon entrustment of Party B, provide such services to Party B as main line repair and maintenance services (track lifting, track lining, tamping and dynamic stabilization) with large-sized track maintenance machinery, track replacement overhaul for jointless lines, track overhaul cleaning and other services including overhaul of track bridge equipment.

      4.2 During the period when Party A is performing the said rail line repair and maintenance services for Party B, Party B shall, at the expense of Party A, provide Party A with detailed basic technical materials about the relevant track bridge equipment, places for the storage of the camping vehicles and the communications equipment used by Party A's relevant employees and shall supply water and power to Party A's relevant employees required for their everyday life. In addition to that, Party B shall coordinate the efforts of each of its dispatch, track maintenance, telecommunication and signaling, station and public security departments involved in Party A's implementation of relevant projects as part of the entrusted services as so ensure the successful completion of relevant projects, the time period required for the closing for project implementation and the punctual operation of Party A's engineering trains and commuter buses.


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      4.3 The fees for the main line repair and maintenance services with large-sized track maintenance machinery to be provided by Party A to Party B shall be equal to the complete costs for any given service project x (1+8% rate of profit).

            For purposes of 2005, the complete costs for track tamping shall be temporarily deemed as RMB 7,100/kilometer, and for switch tamping, shall be temporarily deemed as RMB 7,600/pair; and the complete costs for rail grinding shall be temporarily deemed as RMB 12,000/kilometer. Party A hereby warrants to Party B that the rate of service fees applied by Party A against Party B hereunder shall not be higher than the rate of service fees applied by Party A against any of Party A's affiliates or any independent third party. Otherwise, Party B shall have the right to entrust a third party to perform the services to be provided by Party A hereunder.

      4.4 Party A shall ensure any and all of Party B's lines to which it has performed repair and maintenance services hereunder must be able to be operated safely and soundly and free from error. Party A shall compensate Party B for its direct economic loss arising from Party A's repair and maintenance services or any accident occurring during Party A's implementation of the service projects immediately after it is determined that Party A shall be responsible for such accident.

      4.5 Party B shall be solely responsible for any loss arising from its failure to comply with the standards required by the relevant quality standards. Party B shall compensate Party A for any economic loss incurred by Party A due to Party A's inability to implement a service project, whether in whole or in part, caused by any reason on the part of Party B.

      4.6 The fees for such services to be provided by Party A to Party B hereunder as track replacement overhaul for jointless lines, track overhaul cleaning and other services including overhaul of track bridge equipment shall be determined by Party A and Party B


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through consultations by referring to the standard of fees for such services published by the Ministry of Railway. Where there is no such a standard of fees available, such fees shall be calculated according to the following formula:

            Total amount of fees payable = repair and maintenance costs x (1+8% rate of profit)

      4.7 The track replacement overhaul for jointless lines, track overhaul cleaning and other services including overhaul of track bridge equipment specified in this Article may also be provided by an entity selected through bidding based on the actual situation. In case Party A is the winning bidder, the specific items of services and rate of service fees shall be determined by Party A and Party B pursuant to the contents of the bidding documents and conditions for bid winning and shall not be subject to any limit set forth in Items from 4.1 to 4.6 above.

             ARTICLE 5 CAR REPAIR IN DEPOT AND WHEEL REPAIR SERVICES

      5.1 Party B shall entrust Party A with the performance of the car repair in depot on Party B's trains in operation on the basis of the actual situation and its own needs. Such repair services shall include but not be limited to:

            (a) disassembly, inspection, repair and replacement of bogies(including the brake system);

            (b) inspection and repair of air conditioners, diesel engines and power generators;

            (c) inspection and repair of electrical systems (control cabinets);

            (d)   inspection and repair of car interior furnishings;

            (e)   inspection and maintenance of car exterior furnishings; and


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            (f)   inspection and repair of hook and buffer zones (ends).

            Subject to mutual agreement after consultations, Party A may accept other train repair services not covered in the above scope of car repair in depot.

      5.2 Materials, parts and instruments required for car repair in depot shall be provide by Party A in the course of the repair services where the train to be repaired is of a model fixed by the Ministry of Railway, or by Party B with its own effort where the train is not of a model fixed by the Ministry of Railway, or purchased or processed by Party A at the request and entrustment of Party B.

      5.3 Party A shall provide all of the repair and maintenance services to Party B pursuant to the Procedures for Train Repair in Depot, the Procedures for Railway Technical Management, the Procedures for Car Inspection and Repair and documents, rules, drawings, circulars and other materials concerning technical standards for car repair in depot. Where any car to be repaired in depot is not of a model fixed by the Ministry of Railway, Party B shall provide Party A with complete technical materials concerning such car prior to the commencement of the repair.

      5.4 Party A shall conduct a self-test of the cars repaired by it in depot after having completed all of the required repair services, and will not deliver the same to Party B for test and acceptance until after having verified that the quality of each of the parts on the cars so repaired meet the relevant standards. Party A's technical materials for and conclusions on quality re-test of the cars repaired by Party A in depot shall be complete and accurate and be promptly delivered to Party B for operational analysis and appraisal.

      5.5 The rate of fees payable to Party A for car repair in depot performed by Party A shall be determined by Party A and Party B through consultations on the basis of the actual conditions of the cars to be repaired, the specific items of services performed during car repair in depot and the degree of difficulty of the repair services and by referring to the


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standard of fees for repair in depot of trains in operation. Where for any item of repair in depot there is no such a standard of fees, the fees for such item of repair in depot shall be calculated according to the following formula:

      Total amount of fees payable = repair and maintenance costs x (1+8% rate of profit)

      5.6 After having completed the car repair in depot entrusted to it by Party B, Party A will request Party B to settle the bills for the fees therefor on the basis of the price mutually agreed between them. Party B shall pay such fees within 10 days as of its receipt of, and verification of the correctness of, the bills for such fees submitted by Party A.

      5.7 Party A shall ensure any and all of Party B's trains to which it has performed car repair in depot hereunder must be able to be operated safely and soundly and free from latent quality defect. In case Party A fails to perform any car repair in depot in compliance with the standards required by the quality standards for car repair in depot, Party A shall repay the fees paid to it for such car repair in depot or re-perform the car repair in depot till the quality of the cars repaired by it reach the relevant quality standards. Party B shall compensate Party A for any economic loss incurred by Party A due to Party A's inability to punctually complete the car repair in depot or any adverse impact on the car repair depot, caused by any reason on the part of Party B.

      5.8 The car repair in depot specified in this Article may also be performed by an entity selected through bidding based on the actual situation. In case Party A is the winning bidder, the specific items of services and rate of service fees shall be determined by Party A and Party B pursuant to the contents of the bidding documents and conditions for bid winning and shall not be subject to any limit set forth in Items from 5.1 to 5.7 above.

      5.9 The train wheel factory subordinate to Party B may provide wheel repair


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services to any of Party A's subsidiaries or controlled entity at the request thereof and the fees for such services shall be equal to repair service costs x (1+8% rate of profit).

                 ARTICLE 6 RAILWAY MATERIALS PROCUREMENT AGENCY

      6.1 In case Party B entrusts Party A with the procurement of portion of the railway materials, the quantity and categories of such railway material shall be set forth in a list provided to Party A by Party B and shall not become valid until after being confirmed by both parties.

      6.2 The quality of any of the materials procured by Party A on behalf of Party B must be good and reach the standards set by the State, the relevant ministry or relevant enterprises.

      6.3 In the course of the arrangement for the procurement of materials for Party B, Party A shall select sources for such materials at the preferential price and conditions offered by Party A to other relevant railway entities and the price of any materials supplied to Party B may not be higher than the price of such materials offered to any of Party A's subsidiaries, controlled entities or any independent third parties under the same conditions.

      6.4 The specific schedule and terms of the payment of the consideration for the materials to be procured by Party A shall be determined by Party A and Party B after consultations subject to the actual situation of the relevant batch of materials.

      6.5 Subject to the provisions set forth in Clause 6.3, for any materials procured by Party A for Party B, Party B shall pay service fees to Party A which shall be equal to a certain percentage of the consideration for such materials. Such percentage shall be determined as follows depending on the actual category of the materials procured by Party A for Party B:

            (a) 1.5% of the consideration for the procured materials, for the procurement


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                  of diesel, steel rails, tires, axles, steel grinding wheels, lubricating oil (fat) for use for special purposes;

            (b) 5% of the consideration for the procured materials, for the procurement of any category of materials other than the categories as listed in (a) above.

            Such service fees shall be settled by the quarter and paid to Party
                  A by Party B in the amount as confirmed by Party A and Party B within 15 days as of the beginning of the forthcoming quarter.

         ARTICLE 7 SETTLEMENT SERVICES BY THE RAILWAY SETTLEMENT CENTER

      7.1 In order to increase Party B's capital gains and reduce settlement fees and financing costs, Party B hereby agrees that the Guangzhou Railway Settlement Center under the management of Party A shall provide the relevant settlement services to Party B, which shall cover:

            (a) accounts settlement between Party B and Party A and any other enterprises subordinate to the Ministry of Railway;

            (b) the provision of necessary assistance and convenience to Party B in its depositing of fixed-term and current deposits according to the negotiated preferential deposit interest agreed between Guangzhou Railway Settlement Center and banks; and

            (c) the provision of financing conditions to Party B in accordance with the rules of Guangzhou Railway Settlement Center for allocation of internal funds.

      7.2 Party A hereby undertakes to Party B that Guangzhou Railway Settlement Center under its management shall:

            (a) ensure the safety and intactness of Party B's funds in its accounts opened


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                  with Guanghzhou Railway Settlement Center;

            (b) accounts settlement between Party B and Party A and any other enterprise subordinate to the Ministry of Railway shall be conducted in accordance with the relevant rules of the Ministry of Railway. With respect to any settlement service that is not expressly stipulated by the Ministry of Railway, Party B shall not be charged any settlement service fees therefor. With respect to any settlement service that falls into the category of paid services, the rate of fees charged therefor shall not be higher than the rate of fees for the same category of services applied by banks;

            (c) the rate of interest on Party B's current and fixed-term deposits placed in the cooperative bank under Guangzhou Railway Settlement Center shall be no lower than the deposit interest rate for the same period as published by the People's Bank of China.

            (d) In the case of any allocated funds obtained by Party B through the internally allocated funds Guangzhou Railway Settlement Center, the rate of fees for the occupancy of such allocated funds payable by Party B may not be higher than the loan interest rate for the same period as published by the People's Bank of China.

         ARTICLE 8 HYGIENIC AND ANTI-EPIDEMIC AND CONVALESCENCE SERVICES

      8.1 Party A hereby agrees to provide Party B, its employees and their family members with planned immunization, occupational disease prevention and treatment, environmental monitoring, disease control, recuperation and convalescence as well as other related services through its disease control centers, hygienic supervision institutions, convalescence and recuperation houses and other related entities. Party A must ensure


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that it shall:

            (a) make arrangements for Party B's employees and their family members to enjoy timely convalescences and recuperation;

            (b) put diseases under strict control and provide technical hygienic services in a timely manner;

            (c) monitor various hygienic practices, environmental protection, and prevention and treatment of occupational diseases and tuberculosis in accordance with law to make sure that all of such work is performed strictly in compliance with relevant laws and regulations; and

            (d)   give health education to Party B's employees.

      8.2 Party B agrees to pay Party A's disease control centers and hygiene monitoring stations the fees incurred by Party A in Party A's provision of the hygienic and anti-epidemic services to Party B.

            The fees incurred by Party A in its provision of the convalescence and recuperation services to Party B shall be calculated according to the following formula:

            Fees payable by Party B for any given year for the convalescence and recuperation services = actual expenses incurred by Party A's convalescence and recuperation houses / number of persons convalescing or recuperating therein x number of Party B's personnel convalescing or recuperating therein (including the number of Party B's personnel convalescing or recuperating in the convalescence or recuperation houses of other railway administrations as an exchange).

      8.3 Should Party B suffer from an unexpected accident or natural disaster and need relevant departments under Party A to provide additional hygienic and anti-epidemic services, Party A shall actively provide such services and Party B shall pay Party A the fees


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

for such services at the amount actually incurred by Party A.

                   ARTICLE 9 NURSERY AND KINDERGARTEN SERVICES

      9.1 Party A agrees to provide Party B's employees with nursery and kindergarten services through its own nurseries and kindergartens and ensure that:

            (a) children of Party B's employees can go to the nurseries and kindergartens as close to them as possible;

            (b) quality of education and facilities in Party A's nurseries and kindergartens shall be no less than the same in the other local nurseries and kindergartens of the same level; and

            (c) children of Party B's employees can enjoy the equal treatment in Party A's nurseries and kindergartens as other children therein.

      9.2 Fees for nursery and kindergarten services provided to Party B by party A shall be calculated according to the following formula:

            fees payable by Party B for nursery and kindergarten services = total expenses (costs) incurred by Party A's nurseries and kindergartens / number of all of the children therein x number of children of Party B's employees therein.

      9.3 Any and all other miscellaneous expenses charged by nurseries and kindergartens against certain children therein for personal purposes in accordance with relevant local regulations shall be paid by Party B's individual employees whose children enter nurseries or kindergartens. Party A shall not charge Party B's employees any kind of so-called "education development fees" or any other fees of the same nature or for the same purpose.


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

                  ARTICLE 10 LIABILITIES FOR BREACH OF CONTRACT

      10.1 Both parties shall perform their respective obligations hereunder voluntarily and in good faith. Should this Agreement be rendered unable to be performed either in whole or in part due to any breach of either party, the breaching party shall assume the liabilities for such breach. Should both parties breach this Agreement, each of the parties shall assume its respective liabilities in proportion to its own fault; provided that, the assumption of the liabilities for breach of contract shall not prejudice the right of the non-breaching party to request the breaching party to continue to perform its obligations.

      10.2 In the event that any of Party A's wholly-owned or controlled subsidiaries or controlled entities who performs any of Party A's obligations hereunder pursuant to this Agreement or any supplementary agreement hereto commits a breach, such subsidiary or entity shall assume its respective liabilities for such breach and Party A shall assume joint liabilities therefor.

      10.3 For any fees payable by Party B to Party A or any of its wholly-owned or controlled subsidiaries or controlled entities hereunder, invoices or receipts shall be issued to Party B in accordance with PRC tax laws or other relevant laws or regulations. Party A or any of its wholly-owned or controlled subsidiaries or controlled entities shall fully indemnify Party B against any loss arising from any penalty imposed upon or any claim brought against Party B due to the violation by any of Party A or its wholly-owned or controlled subsidiaries or controlled entities of any relevant stipulations.

                       ARTICLE 11 MISCELLANEOUS PROVISIONS

      11.1 This Agreement shall come into effect upon:

            (a) execution and affixture with the company seals by the legal or authorized representatives of both parties;


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

            (b) Party B's carrying out of the resolution procedures for affiliated transactions, receipt of the approval to this Agreement from its independent shareholders or the exemption from Hong Kong Stock Exchange to the affiliated transactions involved herein in accordance with Party B's Articles of Association and the Listing Rules of the Hong Kong Stock Exchange;

            (c) Party B's receipt of the approval to its proposed initial public offering of A shares inside the PRC and the entrance of all of the funds raised through such offering into Party B's account; and

            (d) The effectiveness of the Railway Operating Assets Purchase Agreement By and Between Guangzhou Railway (Group) Company and Guangzhou Railway Group Yangcheng Railway Company and the consummation of the acquisition of assets and business contemplated thereunder.

      11.2 This Agreement, upon becoming effective, shall supercede any and all of the agreements or arrangements in respect of the Comprehensive Services hereunder prior to the effective date hereof by and between Party A or any of Party A's wholly-owned or controlled subsidiaries or other controlled entities or companies (other than Guangzhou Railway Group Yangcheng Railway Company and Guangzhou Railway (Group) Guangshen Railway Enterprise Development Company) and Party B.

      11.3 Provisions of this Agreement may be amended by the parties hereto after consultations if required by the changes to the actual circumstances, provided that such amendment shall be made in writing. Neither Party A nor Party B may add any provision to, delete any provision from or otherwise amendment this Agreement, unless by mutual agreement between them in writing.

      11.4 Headings used herein are inserted only for purpose of convenience and shall


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

not impair the meaning of this Agreement or any provision herein.

      11.5 Any documents referred to herein shall be incorporated into this Agreement by such reference.

      11.6 In the event that either Party A or Party B intends to assign an of its rights or obligations hereunder to any of its wholly-owned or controlled subsidiaries or other controlled entities or companies, it shall notify the other party thereof, and the party who makes such assignment shall assume joint liabilities for the performance of this Agreement by the assignee. Except in such case, neither Party A nor Party B may assign any of its interests hereunder to any third party at its own discretion without prior written consent from the other party.

      11.7 In case either party breaches any of its obligations hereunder and causes any economic loss to the other party, the other party shall have the right to request the breaching party to make a remedy within a specified time limit, perform relevant obligations pursuant hereto or make compensation for various losses, and may rescind any relevant portion of this Agreement or this Agreement in whole when necessary, except when such breach is caused by a force majeure event.

      11.8 The execution, effect, interpretation, performance of, and resolution of any dispute arising from, this Agreement shall be governed and protected by the laws of the People's Republic of China. Any dispute arising from the performance of this Agreement shall be resolved between the parties through consultations. Should any dispute fail to be resolved through such consultations, such dispute shall be submitted to any competent court for resolution.

      11.9 This Agreement shall be a framework agreement between Party A and Party B in respect of the matters regarding the Comprehensive Services. Party B and Party A or any of its wholly-owned or controlled subsidiaries or other controlled entities or companies


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

may execute supplementary agreements for any specific items of services on the basis of the principles set forth herein; provided that, such supplementary agreements may not materially conflict with this Agreement in respect of the major provisions and Party B shall perform its obligations for the disclosure of such supplementary agreements or obtain the required exemption in accordance with the provisions of the regulatory authorities in the jurisdictions in which Party B's securities are listed. Such supplementary agreements shall constitute an integral part of this Agreement and shall have the equal legal effect as this Agreement.

      11.10 For purposes of this Agreement, "day" shall refer to a business day other than weekends and public holidays in the PRC.

      11.11 This Agreement shall be executed in four copies with each of Party A and Party B to hold two.


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



PARTY A:   GUANGZHOU RAILWAY (GROUP) COMPANY (company seal)



Legal or authorized representative: ____________________



PARTY B:   GUANGZHOU RAILWAY (GROUP) COMPANY (company seal)



Legal or authorized representative: ____________________


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